Exhibit 99.1

News Release
Revision of 2nd quarter earnings announcement related to correction of derivative accounting treatment and delay of filing of Form 10-Q
     GREEN BAY, Wis. – Aug. 10, 2005 — Associated Banc-Corp (NASDAQ: ASBC) today issued a correction to its 2005 second quarter earnings release dated July 21, 2005. The correction relates to the company’s derivative accounting under Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”).
     In connection with the ongoing finalization of Associated’s Form 10-Q for the quarter ended June 30, 2005, and subsequent to the July 21, 2005 press release, Associated in consultation with KPMG LLP, Associated’s long-standing independent registered public accounting firm, determined that its hedge accounting treatment previously applied to certain derivative instruments, needed to be changed under the requirements of FAS 133. While this change affects previous period financial statements, Associated concluded that a restatement of its historical financial statements was not required as the correction was not material to any of the prior periods presented.
     This change affects the company’s unaudited financial statements for the three and six month periods ended June 30, 2005. For 2005, this determination resulted in a cumulative non-cash adjustment, which reduced previously reported net income by approximately $4.0 million, or a $0.03 decrease to both the previously reported basic and diluted earnings per share. Therefore, Associated’s revised net income was $74 million for the second quarter of 2005 and $151.5 million for the six months ended June 30, 2005. For second quarter 2005, basic and diluted earnings per share were both $0.57, while on a year-to-date basis, basic earnings per share were $1.17 and diluted earnings per share were $1.16.
     Like other financial institutions, Associated has used derivatives for several years as a risk management tool. As a risk management practice, derivatives help insulate quarter-to-quarter financial performance from the effects of interest rate volatility. The correction arises from Associated’s and KPMG’s most recent quarterly review of its derivative accounting treatment under the requirements of FAS 133, which is a complex set of accounting rules relating to derivative transactions. Almost all of the underlying derivative instruments that are the subject of the correction were originated before or during 2001, the year FAS 133 became effective. The cumulative adjustment to net income for the quarter ended June 30, 2005 gives effect to a reduction of net income of less than 0.4 percent of Associated’s total net income from Jan. 1, 2001 through June 30, 2005.
     “With regard to the corrective entry made for the second quarter, it is important to note that the issue relates to matters of documentation and complex technical interpretation, rather than how those hedges were created or managed,” Associated President and CEO Beideman said. “In fact, we believe that over time the economic impact of the limited number of long-term swaps will normalize and create a neutral impact on interest rate volatility, which is the intent of these strategies. We are confident this correction does not detract from our core strengths nor our progress toward achieving our strategic priorities.”
     Associated is comfortable with its statements regarding 2005 earnings contained in its July 21, 2005 press release, assuming the analysts’ earnings consensus is reduced three cents in light of today’s correction.
     The table below sets forth the primary changes from the previously announced financial results. These changes will be reflected in Associated’s Form 10-Q for the second quarter of 2005 which will be filed on or before August 15, 2005 and are reflected in the complete revised July 21, 2005 press release available at www.AssociatedBank.com.
Associated Banc-Corp
(In thousands except per share data) (Unaudited)

	For the Three			For the Six Months
	Months Ended			Ended
	June 30, 2005			June 30, 2005
	July 21, 2005			July 21, 2005
	Press Release	Revised	Change	Press Release	Revised	Change
Other noninterest income	$6,367	$(355)	$(6,722)	$15,181	$8,459	$(6,722)
Total noninterest income	68,426	61,704	(6,722)	139,799	133,077	(6,722)
Income before income taxes	115,095	108,373	(6,722)	228,807	222,085	(6,722)
Income tax expense	37,059	34,358	(2,701)	73,301	70,600	(2,701)
Net income	78,036	74,015	(4,021)	155,506	151,485	(4,021)
Basic earnings per share	$0.60	$0.57	($0.03)	$1.20	$1.17	($0.03)
Diluted earnings per share	$0.60	$0.57	($0.03)	$1.19	$1.16	($0.03)

	At June 30, 2005
	July 21, 2005
	Press Release	Revised	Change
Period End Balances:
Loans	$14,054,345	$14,054,506	$161
Other assets	543,948	541,729	(2,219)
Assets	20,755,772	20,753,714	(2,058)
Long-term funding	3,690,453	3,685,078	(5,375)
Retained earnings	938,309	934,287	(4,022)
Accumulated other comprehensive income	22,269	29,608	7,339
Total stockholders’ equity	2,015,118	2,018,435	3,317

     Associated’s Form 10-Q for the quarter ended June 30, 2005 will include additional information regarding Associated’s accounting for derivatives.
     Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $21 billion. Associated has more than 300 banking offices serving more than 170 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.
     Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report to be filed on Form
10-K.